GEORGIA GULF CORPORATION
                       400 Perimeter Center Terrace
                                Suite 595
                         Atlanta, Georgia  30346


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held May 21, 1996


To the Stockholders:

     The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115
Perimeter Center Place, Atlanta, Georgia 30346, on May 21, 1996 at 1:30 p.m. local time for the following purposes:

          (1) To elect three Directors to serve for a term of three years;

         (2) To consider and take action to approve and adopt the Employee Stock Purchase Plan;

          (3) To consider and take action upon the ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for the Company for the year ending December 31, 1996; and

          (4) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 25, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

                         By Order of the Board of Directors,


                         Joel I. Beerman
                         Vice President, General Counsel
                         and Secretary

Dated:  March 29, 1996

                         GEORGIA GULF CORPORATION

                       400 Perimeter Center Terrace
                                Suite 595
                         Atlanta, Georgia  30346

                              PROXY STATEMENT
        For Annual Meeting of Stockholders To Be Held May 21, 1996

                                 GENERAL

     This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation (the "Company") on or about March 30, 1996 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 21, 1996 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company, (ii) executing a proxy bearing a later date, or (iii) appearing at the meeting and voting in person.

     Unless otherwise specified, all shares represented by effective proxies will be voted in favor of (i) election of the three nominees as Directors; (ii) approval and adoption of the Employee Stock Purchase Plan; and (iii) ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for the Company for the year ending December 31, 1996. The Board of Directors does not know of any other business to be brought before the meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgment of the person or persons acting thereunder.

     The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited in person or by telephone or telegram by Directors and officers of the Company who will not receive additional compensation for such services. The Company has retained W.F. Doring & Co. to assist in the solicitation of proxies for a fee not to exceed $5,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.

     Only holders of record of outstanding shares of Common Stock of the Company at the close of business on March 25, 1996, are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share held on the record date. There were 36,855,872 shares of Common Stock outstanding and entitled to vote on March 25, 1996.

     When a quorum is present at the meeting, the vote of the holders of a majority of the stock having voting power present in person or by proxy shall decide the action proposed in each matter listed in the accompanying Notice of Annual Meeting of Stockholders except the election of directors, who are elected by a plurality of all votes cast. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote "For," "Against" or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such proposals, and the total number of votes cast "For" each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote "Against" such proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.


                          PRINCIPAL STOCKHOLDERS

     The following table sets forth information based upon the number of shares of the Company's Common Stock outstanding as of March 25, 1996 regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

                                   Amount and
                                   Nature of
Name and Address of                Beneficial          Percent of
Beneficial Owner(1)                Ownership           Class

The Capital Group Companies, Inc.  4,142,000(2)        11.2%
333 South Hope Street
Los Angeles, CA 90071

Loomis, Sayles & Company, L.P.     3,166,550(3)         8.6%
One Financial Center
Boston, MA  02111

Wellington Management Company      3,012,500(4)         8.2%
75 State Street
Boston, MA 02109

Vanguard/Windsor Fund, Inc.        3,012,500(5)         8.2%
Post Office Box 2600
Valley Forge, PA 19482-2600

James R. Kuse                      2,694,586(6)         7.3%
400 Perimeter Center Terrace
Suite 595
Atlanta, GA  30346

MacKay-Shields Financial           2,492,000(7)         6.8%
Corporation
9 West 57th Street
New York, NY 10019


(1) The information shown above is based upon information furnished to the Company by the named persons. Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission regulations. All persons shown in the table have sole voting and investment power with regard to the shares shown except as otherwise indicated.

(2) According to the Schedule 13G of The Capital Group Companies, Inc. ("CGC"), CGC has sole voting and sole dispositive power with respect to 594,000 and 4,142,000 shares, respectively, and its subsidiary, Capital Research and Management Company ("CRMC"), has sole dispositive power with respect to 3,075,000 shares. Each of CGC and CRMC disclaims beneficial ownership of all such shares.

(3) According to the Schedule 13G of Loomis, Sayles & Company, L.P., ("Loomis"), Loomis is the beneficial owner of 3,166,550 shares, which includes 1,521,923 shares with respect to which Loomis has sole voting power, 15,500 shares with respect to which Loomis has shared voting power and 3,166,550 shares with respect to which Loomis has shared dispositive power.

(4) According to the Schedule 13G of Wellington Management Company ("Wellington"), Wellington is the beneficial owner of 3,012,500 shares, which includes 3,012,500 shares to which Wellington has shared dispositive power.

(5) According to the Schedule 13G of Vanguard/Windsor Fund, Inc., ("Vanguard"), Vanguard is the beneficial owner of 3,012,500 shares, which includes 3,012,500 shares to which Vanguard has shared dispositive power.

(6) Includes 70,500 shares owned by Mr. Kuse's wife; 195,266 shares held in trust for the Kuse Foundation, of which Mr. Kuse and his wife are trustees; 440,400 shares held in trust for the benefit of Mr. Kuse and 440,400 shares held in trust for the benefit of Mrs. Kuse.

(7) According to the Schedule 13G of MacKay-Shields Financial Corporation ("MSFC"), MSFC has shared voting and dispositive power with respect to 2,432,000 shares and its parent, New York Life Insurance Company, has sole voting and dispositive power with respect to 60,000 shares.


                          ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation, as amended, provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of Directors constituting the Board of Directors, with each class to serve for a term of three years. Accordingly, the following nominees, each of whom is an incumbent Class III Director, are proposed for election in Class III, to serve a term of three years:

               Class III
               - Robert E. Flowerree
               - Holcombe T. Green, Jr.
               - James R. Kuse

Unless instructed otherwise, the proxies will be voted for the election of the three nominees named above to serve for a term of three years. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors.

            NOMINEES FOR ELECTION IN CLASS III ON MAY 21, 1996

     Robert E. Flowerree, age 75, has served as a Director of the Company since May 1985. Mr. Flowerree has been a private investor since 1983. Prior thereto, he was Chairman of the Board of Directors of Georgia-Pacific Corporation.

     Holcombe T. Green, Jr., age 56, has served as a Director of the Company since its inception. Since October 1992, Mr. Green has served as Chairman and Chief Executive Officer of WestPoint Stevens Inc., a textile manufacturing company. Mr. Green has been the principal of Green Capital Investors, L.P. since October 1987. Mr. Green is also Chairman of the Board of HBO & Company and is a director of Rhodes, Inc., American Buildings Company, and ADAM Software, Inc.

      James R. Kuse, age 65, has served as Chairman of the Board and a Director of the Company since its inception. From March 1985 until February 1991, Mr. Kuse also served as Chief Executive
Officer, and from its inception until May 1989 served as President. Mr. Kuse is a director of Rhodes, Inc.

                           CONTINUING DIRECTORS

     John D. Bryan, age 62, served as Vice President - Operations of the Company from its inception on January 1, 1985, until his retirement effective December 31, 1989. He continues to serve as a Director of the Company, a position he has held since inception.

     Dennis M. Chorba, age 55, served as Vice President - Administration from February 1992 until his retirement, effective March 31, 1994. Mr. Chorba also served as Vice President and General Counsel from May 1989 to February 1992 and as Vice President - Legal and Human Resources from the Company's inception until May 1989. Mr. Chorba has served as a Director of the Company since February 1994.

     Alfred C. Eckert III, age 48, has served as a Director of the Company since May 1985. Mr. Eckert has been President of Greenwich Street Capital Partners, Inc., a division of Travelers, Inc., since January, 1994 and a principal of Greycliff Partners, Ltd. since December 1991. Prior to December 1991, he had been a partner of Goldman, Sachs & Co., investment advisors to the Company, for more than five years. Mr. Eckert is a director of HBO & Company.

     Jerry R. Satrum, age 51, has served as Chief Executive Officer of the Company since February 1991 and as President since May 1989 and prior thereto served as Vice President - Finance and Treasurer from its inception. Mr. Satrum has been a Director of the Company since its inception.

     Edward S. Smith, age 76, has served as a Director of the Company since May 1985. Mr. Smith has been President of Ted Smith & Company, an international business consulting company, since
March 1986.

     Directors are elected annually to serve until the expiration of the term of their Class or until their successors are elected and qualified. The Chairman, provided he is not employed by the Company, is paid an annual fee of $42,000; an attendance fee of $1,500 per meeting; is reimbursed for travel expenses and is provided an office, the use of a Company-owned or Company-leased vehicle and financial and tax consulting services. Directors who are not executive officers of the Company are paid an annual fee of $30,000 and an attendance fee of $1,500 per meeting and are reimbursed for travel expenses.

     Alfred C. Eckert III, Robert E. Flowerree, Holcombe T. Green, Jr. and Edward S. Smith serve as the Audit Committee of the Board of Directors. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems and to review the planning and results of the audit examination with the Company's independent public accountants. The Committee held one meeting in 1995 in conjunction with a regular Board of Director's meeting.

     The Board of Directors has no standing nominating or compensation committees. The Board of Directors held five meetings in 1995. During the last fiscal year, no Director attended fewer than 75% of the total number of meetings of the Board of Directors and any committee on which he served. No Director or executive officer of the Company is related to any other Director or executive officer of the Company.



                     SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information concerning the number of shares owned by each Director and each executive officer and by all Directors and officers of the Company as a group as of March 25, 1996.

                         Amount and
                         Nature of
Name of                  Beneficial          Percent of
Beneficial Owner         Ownership(1)        Class (1)

James R. Kuse            2,694,586(2)         7.3%
John D. Bryan            1,422,682(3)         3.9%
Jerry R. Satrum          1,125,035(4)         3.1%
Dennis M. Chorba           952,205(5)         2.6%
Holcombe T. Green, Jr.     630,646(6)         1.7%
Robert E. Flowerree        201,690(7)          *
Edward A. Schmitt          127,728(8)          *
Richard B. Marchese         82,919(9)          *
Thomas G. Swanson           82,419(10)         *
Joel I. Beerman             64,344(11)         *
Mark J. Seal                52,338(12)         *
Gary L. Elliott             41,188(13)         *
Edward S. Smith             32,510             *
Alfred C. Eckert III         8,180             *
All Directors and
     officers as a
     group (14 persons)  7,518,470(14)       20.4%

*   Represents less than 1%.


(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.

(2) Includes 70,500 shares owned by Mr. Kuse's wife; 195,266 shares held in trust for the Kuse Foundation, of which Mr. Kuse and his wife are trustees; 440,400 shares held in trust for the benefit of Mr. Kuse and 440,400 shares held in trust for the benefit of Mrs. Kuse.

(3) Includes 189,838 shares owned by Mr. Bryan's wife and 282,606 shares held in trust for The Challenge Foundation, of which Mr. Bryan is trustee.

(4) Includes 50,000 shares owned by Mr. Satrum's wife; 6,490 shares held by Mrs. Satrum as trustee for their child; and 48,316 shares held by Mr. Satrum as trustee for John Bryan's children.

(5) Includes 47,000 shares owned by Mr. Chorba's wife; 1,705 shares held in trust for the Chorba Educational Trust; and 200,000 shares held in trust in the Chorba Charitable Remainder Trust. Mr. and Mrs. Chorba are trustees for the Chorba Educational Trust.

(6) Includes 236,500 shares held by a limited partnership of which Mr. Green's wife is a general partner; 2,082 shares held in an Individual Retirement Account for the benefit of Mr. Green; and 34,141 shares held in trust for the benefit of Mr. Kuse's grandchild, with respect to which Mr. Green is trustee.

(7)  Includes 5,640 shares owned by Mr. Flowerree's wife.

(8) Includes 10,000 shares owned by Mr. Schmitt's children and 28,000 shares which may be acquired pursuant to presently exercisable options.

(9) Includes 1,700 shares held in trust for Mr. Marchese's children, for which Mrs. Marchese is trustee and 42,000 shares which may be acquired pursuant to presently exercisable options.

(10) Includes 15,000 shares owned by Mr. Swanson's wife and 37,000 shares which may be acquired pursuant to presently exercisable options.

(11) Includes 20,000 shares owned by Mr. Beerman's wife and 8,000 shares which may be acquired pursuant to presently exercisable options.

(12) Includes 1,500 shares owned by Mr. Seal's children and 14,000 shares which may be acquired pursuant to presently exercisable options.

(13) Includes 7,000 shares which may be acquired pursuant to presently exercisable options.

(14) Includes 136,000 shares which may be acquired pursuant to presently exercisable options.



                           EXECUTIVE COMPENSATION

Cash Compensation

     The following table sets forth the cash compensation for the last three years ended December 31 for the Chief Executive Officer and the other executive officers of the Company.

                                      SUMMARY COMPENSATION TABLE
                                                                 Long-Term
                                   Annual Compensation           Compensation
                                                                 Securities
                                                                 Underlying    All Other
Name and Principal Position   Year      Salary($)   Bonus($)     Options(#)    Compensation($)(1)

Jerry R. Satrum               1995      470,016     550,000         0          11,145(2)
President and Chief           1994      454,008     419,200         0          11,926
Executive Officer             1993      436,800           0         0          11,022

Richard B. Marchese           1995      253,008     270,000         0          15,072
Vice President -              1994      243,000     200,000      35,000        15,072
Finance, Chief Financial      1993      234,000           0         0          14,949
Officer & Treasurer

Thomas G. Swanson             1995      253,008     270,000         0          15,463
Vice President -              1994      243,000     200,000      35,000        15,463
Supply & Corporate            1993      234,000           0         0          15,340
Development

Gary L. Elliott               1995      210,000     220,000         0          10,630(2)
Vice President -              1994      200,016     160,000      35,000        10,630
Marketing and Sales,          1993      133,090           0         0           7,497
Commodity Chemicals Group

Edward A. Schmitt             1995      210,000     220,000         0          11,675
Vice President -              1994      200,016     160,000      35,000        11,675
Operations, Commodity         1993      160,986           0         0           7,497
Chemicals Group

Mark J. Seal                  1995      210,000     220,000         0           9,350
Vice President -              1994      200,016     160,000      35,000         9,680
Polymer Group                 1993      144,386           0         0           7,497

Joel I. Beerman(3)            1995      200,016     210,000         0           8,545(2)
Vice President -              1994      179,182     160,000      35,000         8,739
General Counsel and           1993        --           --          --             --
Secretary


(1) Includes amounts paid under the Company's Savings and Capital Growth Plan, a defined contribution plan and amounts included as income under the Company's Life Insurance program.

(2) For 1995, the Company contributed the amount of $7,620 for each executive officer under the Savings and Capital Growth Plan. Amounts included as income under the Company's Life Insurance Program for 1995 were as follows: for Mr. Satrum, $3,525; for Mr. Marchese, $7,452; for Mr. Swanson, $7,843; for Mr. Elliott, $3,010; for Mr. Schmitt, $4,055; for Mr. Seal, $1,730; and for Mr. Beerman, $925.

(3) Mr. Beerman was named Vice President - General Counsel and Secretary effective February, 1994.

Aggregated Option Exercises and Fiscal Year End Option Values

     The following table sets forth information regarding option exercises during 1995 by the officers of the Company and the value of options held by the officers at December 31, 1995, based on a value of $30.75 per share, the closing price of the Company's Common Stock (as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal) on December 29, 1995.

                    Shares                      Number of Securities              Value of Unexercised
                    Acquired       Value        Underlying Unexercised            In-the-Money Options
                    on Exercise    Realized     Options At Fiscal Year End (#)    at Fiscal year End ($)
Name                (#)            ($)          Exercisable/Unexercisable (1)     Exercisable/Unexercisable

Richard B. Marchese    5,000      152,500.00           47,000/28,000                  920,000/(3)
Thomas G. Swanson      5,000      151,875.00           42,000/28,000                  805,000/(3)
Gary L. Elliott        5,000      151,250.00            7,000/28,000                      (2)/(3)
Edward A. Schmitt                                      28,000/28,000                  483,000/(3)
Mark J. Seal           2,000       58,500.00           17,000/28,000                  230,000/(3)
Joel I. Beerman                                        13,000/28,000                  128,750/(3)


(1) In the event the Company experiences a "Change in Control", any options or portions thereof which have not yet expired become immediately exercisable. Generally, a "Change in Control" shall have occurred
        (i) if the Company is merged or consolidated with an entity or sells substantially all of its assets to an entity and immediately thereafter the Company's shareholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 15% of the Company's Common Stock, (iii) in the case of a tender or exchange offer for more than 15% of the Company's Common Stock or (iv) if certain changes in the Company's Board of Directors occur.

(2)     Mr. Elliott's exercisable options are not in-the-money.

(3)     None of the unexercisable options are in-the-money.

Retirement Plan

     The Company's Officer Retirement Plan (the "Retirement Plan") is represented by separate agreements with each officer of the Company. Subject to certain limitations, the Retirement Plan provides that the Company will make annual payments to Messrs. Satrum, Marchese and Swanson after retirement, disability or other termination for life equal to the greater of 50% of the officer's average annual salary (as shown on the Summary Compensation Table) during the last five years of his employment offset by the amounts payable under the Company's Salaried Employee's Retirement Plan ("SERP") and the value of the Company's contributions to the Company's Savings and Capital Growth Plan ("Savings Plan") or twenty percent (20%) of the officer's average annual salary during the last five years of his employment with no offset and, at the officer's death, will continue to pay 50% of such amount to the officer's surviving spouse for the remainder of such spouse's life. For Messrs. Beerman, Elliott, Schmitt and Seal the Retirement Plan provides that the Company will make annual payments to each officer equal to twenty percent (20%) of such average annual salary. Full benefits are payable upon retirement at age 65 or after attaining age 62 with 15 years of service, including service with Georgia-Pacific Corporation. The estimated annual benefits under the Retirement Plan payable to Messrs. Satrum, Marchese, Swanson, Elliott, Schmitt, Seal, and Beerman at normal retirement age, assuming each had met the service requirement and had terminated employment as of December 31, 1995, would be $217,250; $116,501; $116,501; $29,347; $32,845; $30,500 and $27,224, respectively. If an officer engages in certain competitive activity after retirement, benefits under the Retirement Plan terminate. The formula benefit under the Retirement Plan should exceed any offsetting amounts provided through the SERP and the Savings Plan.

Compensation Committee Interlocks and Insider Participation

   Although the Company has no formal Compensation Committee of the Board of Directors, decisions on executive compensation are made by the non-officer members of the Board, who are James R. Kuse, Robert E. Flowerree, Holcombe T. Green, Jr., Alfred C. Eckert III, John D. Bryan, Edward S. Smith and Dennis
M. Chorba. Messrs. Kuse, Bryan and Chorba are former officers of the Company (see "Election of Directors").

                         REPORT ON EXECUTIVE COMPENSATION

   The compensation of the executive officers of the Company is based on a policy of attracting, retaining and rewarding such officers by compensating them at a level competitive with similarly situated employees within the industry. Officer compensation consists of salary, bonus payments under the Company's Management Incentive Bonus Plan, and in the cases of executive officers other than Mr. Satrum, the award of stock options under the Company's 1990 Incentive Equity Plan. Officers participate in the Company's Savings & Capital Growth Plan, Salaried Employees Retirement Plan, Officer Retirement Plan, and life insurance program. Federal tax legislation enacted in 1993 generally precludes public companies from taking a tax deduction for certain compensation in excess of $1,000,000 paid to the corporation's chief executive officer and four other most highly compensated executive officers. The Directors making decisions regarding compensation monitor the impact of this legislation to ensure that material tax deductions are not lost due to its application.

   To determine that the annual compensation of the Chief Executive Officer and the other officers of the Company is competitive with similarly situated employees in the industry, the Directors making decisions regarding such compensation referred to the Survey of Industrial Chemicals Companies, comprising 32 chemical companies with sales ranging from under $300 million to over $5 billion, found in the 1995 Conference Board Top Executive Compensation Survey (the "Survey"). The Standard & Poor's Chemical Index, used in the Stock Performance Graph below, includes a smaller group of chemical companies than the 32 included in the Survey. Management believes the Survey is a reliable broad based survey of comparable companies. The Survey reports both annual salary and total current compensation, which is comprised of salary and bonus.

   Salaries of the Chief Executive Officer and the other executive officers are based upon the Survey and are believed to be competitive based on a comparison of salaries to the Survey. The Chief Executive Officer's 1995 salary falls below the 25th percentile of CEO's salaries, but his total 1995 current compensation is in the middle 50% range of CEO's current compensation reported in the Survey. Salaries of the Company's other executives are below or within the median ranges reported in the Survey, but total 1995 compensation of those executives is within the middle 50% ranges of current compensation reported in the Survey.

   In 1995, key employees of the Company, including the executive officers, participated in the Company's Management Incentive Bonus Plan. The objective of this plan is to motivate the performance of the participants by creating the potential for increased compensation tied directly to Company profit and individual performance. At the beginning of each year, participants are assigned a bonus level, set primarily by reference to their salary level. A corporate target for earnings before deductions of interest, taxes and depreciation and any extraordinary items, is also established. A participant's bonus payment is increased or decreased by various percentages where the Company's earnings equal between 75% and 150% of the corporate target. Where earnings equal 75% of the target, a participant is paid the minimum of 40% of his or her assigned bonus level; where earnings equal or exceed 150% of the target, a participant is paid a maximum of 200% of his or her assigned level. A participant's bonus may also be increased by up to 20%, in recognition of superior performance or it could be reduced, based on the evaluation of the participant's performance by his or her supervisor. For 1995, the Company's earnings (calculated as required by the Management Incentive Bonus Plan) exceeded 150% of the corporate target, which resulted in bonuses being paid to participants (including officers) at 200% of their assigned bonus levels. Actual bonuses paid to officers are set forth in the Summary Compensation Table above.

   The Chief Executive Officer and the other officers are substantial stockholders of the Company and are thus motivated to act to optimize overall Company performance to the benefit of all stockholders. Also, with the exception of Mr. Satrum, executive officers were awarded stock options in accordance with the Company's 1990 Incentive Equity Plan in 1990 and in 1994. This plan was intended to encourage key executives and managerial employees to become owners of the Company's stock to increase their interest in the Company's long-term success, to provide incentive equity opportunities which are competitive with other similarly situated companies and to stimulate the efforts of such employees by giving suitable recognition for services which contribute materially to the Company's success. Option grants are based on the judgment of the Directors, as the Survey does not include information regarding the granting of options, and the Company is unaware of a comparable survey which does so.

   Although the Company has no formal Compensation Committee of the Board of Directors, decisions on executive compensation are made by the non-officer members of the Board which include all Board members except Jerry R. Satrum.

        James R. Kuse            Alfred C. Eckert III
        Robert E. Flowerree      John D. Bryan
        Holcombe T. Green, Jr.   Edward S. Smith
        Dennis M. Chorba


                              STOCK PERFORMANCE GRAPH

   The following graph is a comparison of the five year cumulative total return among Georgia Gulf Corporation, Standard & Poor's 500 Composite Index and Standard & Poor's Chemical Index. Stock performances were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock. The stock performance for Georgia Gulf
Corporation was calculated using the assumption that all dividends, including distributions of cash and senior subordinated notes made in the Company's
1990 recapitalization, were reinvested in the Company's Common Stock.


                             Annual Return Percentage
                                 Years Ending

Company/Index          Dec 91         Dec 92    Dec 93    Dec 94    Dec 95

Georgia Gulf Corp.     217.65         210.59    210.59    365.88    291.15
S&P 500 Index          130.47         140.41    154.56    156.60    215.45
S&P Chemicals Index    130.41         142.80    159.70    184.88    241.50

             APPROVAL AND ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

General

   On December 5, 1995, the Board of Directors adopted the Employee Stock Purchase Plan ("the Plan"), in the form attached hereto as Exhibit A, covering 800,000 shares of Common Stock. The purpose of the Plan is to give all eligible employees of the Company or any of its subsidiaries the opportunity to subscribe to purchase shares of Common Stock on an installment basis through payroll deductions and thereby obtain or increase a proprietary interest in the Company. No officers of the Company participate in the Plan. A total of 617 employees elected to participate in the Plan for 1996, subject to stockholder approval. The Plan would continue to operate for post-1996 years, as long as shares remained eligible under the Plan. The number of shares which could be subscribed for is limited to those which can be purchased at the purchase price described below, with equal installments of not less than $10 nor more than 15% of the employee's periodic rate of compensation (with an absolute limit of 5,000 shares for any single year). The purchase price per share is the lower of 85% of the mean of the high and low sales prices of the Common Stock (as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal) on the Grant Date (defined in the Plan as the last business day of each fiscal year) or 85% of the mean of the high and low sales price of the Common Stock (reported as described above) on the Exercise Date (defined in the Plan as the last business day of the fiscal year following the fiscal year that includes the Grant Date). The closing price of the Common Stock on March 25, 1996 (reported as described above) was $36.25.

   Payment for the shares subscribed for in 1996 will be made by payroll deductions during a 12-month period which commenced in January 1996 and terminates December 31, 1996. The number of shares subscribed for and the purchase price per share are subject to adjustment in the event of the payment of stock dividends or stock splits and certain other capital adjustments.

   An employee may terminate his subscription at any time before the full purchase price of the shares subscribed for has been paid and will thereupon be entitled to receive the full amount withheld under the employee's subscription agreement. An employee may also reduce the dollar value of his periodic contributions.

Federal Tax Aspects

   The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code"). Assuming the Plan qualifies under the Code, a United States employee who elects to participate and who is employed by the Company on the Grant Date and continuously thereafter for the period ending three months before the Exercise Date, does not realize income on the Grant Date or when the shares of Common Stock which he purchases are transferred to him. Instead, taxability to the employee is deferred until he disposes of his shares.

   If any employee disposes of shares transferred to him under the Plan after two years from the Grant Date for such shares and after one year from the date of the transfer of such shares to him, or in the event of the employee's death (whenever occurring) while owning such shares, the amount of ordinary income which the employee realizes for the taxable year in which the date of such disposition falls or for the taxable year closing with his death, whichever applies, is an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition or death over the amount paid for the shares, or (ii) 15% of the fair market value of the shares on the Grant Date. In the case of such a disposition by the employee, the excess (if any) of the amount realized over the sum of the amount treated as ordinary income and the amount paid for the shares generally is treated as long-term capital gain. In the case of such a disposition or the mployee's death, the Company is not entitled to any compensation deduction from its income.

   If an employee disposes of such shares within such two-year or one-year period, the amount of ordinary income that the employee realizes upon disposition is equal to the excess of the fair market value of the shares on the date of purchase over the amount paid for the shares. The employee's tax basis in such shares at the time of disposition equals the amount paid for the shares plus the amount treated as ordinary income.

   Any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition generally will be capital gain or loss, either short-term or long-term, depending on the employee's holding period for such shares. In the event of a disposition within such two-year or one-year period the Company generally is entitled to a deduction from income equal to the ordinary income recognized by the employee at the time that the employee includes such amount as income.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent publicaccountants for the Company for the year ending December 31, 1996.
The  Board of Directors recommends that such appointment be ratified.

     Representatives of Arthur Andersen LLP will be present at the meeting and shall have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.


                  OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     Management of the Company knows of no matters other than those stated above which are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

                              STOCKHOLDER PROPOSALS

   Proposals by stockholders intended to be presented at the 1997 annual meeting must be forwarded in writing and received at the principal executive offices of the Company no later than December 1, 1996, directed to the attention of the Secretary, for consideration for inclusion in the Company's proxy statement for the annual meeting of stockholders to be held in 1997. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                             Joel I. Beerman
                             Vice President, General
                               Counsel and Secretary

March 29, 1996

                                                              EXHIBIT A

                         GEORGIA GULF CORPORATION

                       Employee Stock Purchase Plan


     1. The Plan. This Plan dated as of December 5, 1995 shall be known as the "Employee Stock Purchase Plan." The purpose of this Plan is to permit certain employees of Georgia Gulf Corporation and its subsidiaries (collectively at times referred to as the "Company") to obtain or increase a proprietary interest in the Company by permitting them to purchase shares of the Company's Common Stock on a discount basis.

     2. Common Stock Available Under the Plan. Subject to adjustment as provided in Section 12(a) of this Plan, the number of shares issued or transferred under the Plan shall be 800,000 shares of Common Stock, of the par value of $0.01 each. The Company shall offer such shares for subscription in the manner and on the terms hereinafter provided to those persons who are Eligible Employees on an applicable Grant Date. Shares which are subscribed for but thereafter cease to be subject to a subscription agreement hereunder shall remain available under the Plan for future subscriptions. For purposes of this Plan, "Grant Date" means the last business day of each fiscal year of the Company during which the Plan is effective. The first Grant Date under this Plan will be December 29, 1995. The purchase price per share shall be the lower of

    (i) 85% of the mean between the high and low sales prices of the Common Stock (as reported in the record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal) on such Grant Date (or on the next regular business date on which shares of the Common Stock of the Company shall be traded in the event that no shares of the Common Stock shall have been traded on the Grant Date); or

     (ii) 85% of the mean between the high and low sales prices of the Common Stock (as reported in the record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal) on the Exercise Date (or on the preceding regular business date on which shares of the Common Stock shall be traded in the event that no shares of the Common Stock shall have been traded on the Exercise Date). For purposes of this Plan, Exercise Date means the last business day of the fiscal year following the fiscal year that includes the Grant Date. The first Exercise Date under the Plan will be December 31, 1996.

     The purchase price per share shall be subject to adjustment in accordance with the provisions of Section 12(a). The shares of Common Stock that may be purchased under this Plan may be authorized but unissued shares, treasury shares or shares acquired on the open market.

     3. Eligible Employees. The "Eligible Employees" shall be those persons, and only those persons, who are employees of the Company on an applicable Grant Date, and whose customary employment at such Grant Date is more than 20 hours per week, with the exception of any person who immediately prior to a Grant Date would be deemed for purposes of Section 423(b)(3) of the Internal
Revenue Code of 1986 (the "Code") to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. The term "employees of the Company" in the immediately preceding sentence shall include employees of any corporation in which the Company owns, directly or indirectly, 50% or more of the combined voting power of all classes of stock and which has been designated by the Board of Directors of the Company as a corporation whose employees may participate in the Plan. Notwithstanding anything to the contrary in this Section 3, no officer of the Company subject to Section 16 of the Securities Exchange Act of 1934 who as of a Grant Date is a "highly compensated employee" within the meaning of
Section 414(q) of the Code shall be eligible to participate in this Plan.

     4. Subscriptions. (a) Subscriptions pursuant to this Plan shall be evidenced by the completion and execution of subscription agreements n the form provided by the Company and the delivery thereof to the Company in the time and manner specified by the Company. Subscription agreements shall not be subject to termination or reduction after the full dollar amount of shares covered by such agreement has been withheld or paid as provided herein.

     (b) Each Eligible Employee shall (subject to the terms of this Plan) be entitled to subscribe, in the manner and on the terms herein provided, for the number of whole shares of Common Stock of the Company which can be purchased at the purchase price determined under Section 2, with equal installments of not less than $10 nor more than 15% of his periodic rate of compensation (weekly or semi-monthly, as the case may be), determined as hereinafter provided. Notwithstanding the above, in no event may an Eligible Employee subscribe for and purchase under the Plan more than 5,000 shares for any single fiscal year.

     (c) In the case of Eligible Employees who are employed by the Company on the November 1 immediately preceding an applicable Grant Date, the periodic rate of compensation (excluding any bonus or other special compensation) shall be computed on the basis of the rate of compensation in effect on the November 1 immediately preceding the applicable Grant Date. In the case of Eligible Employees who become employed by the Company after the November 1 immediately preceding an applicable Grant Date, the periodic rate of compensation (excluding any bonus or other special compensation) shall be computed on the basis of the rate of compensation in effect on the date of hire.

     (d) In the event that upon the termination of the subscription period for any fiscal year under this Plan the aggregate number of shares subscribed for pursuant to this Plan shall exceed the shares then available under this Plan, then all subscriptions for such year shall be reduced proportionately, but disregarding fractions of shares, to the extent necessary so that the aggregate number of shares covered by all such subscriptions pursuant to this Plan will not exceed the number of shares then available under this Plan.

     5. This Plan shall be submitted for approval by the stockholders of the Company prior to November 30, 1996. Subscriptions shall be subject to the condition that prior to such date this Plan shall be approved by the stockholders of the Company in the manner contemplated by Section 423(b)(2) of the Internal Revenue Code of 1986. If not so approved prior to such date, this Plan shall terminate, all subscriptions hereunder shall be canceled and be of no further force and effect, and all persons who shall have subscribed for shares pursuant to this Plan shall be entitled to the prompt refund in cash of all sums withheld from or paid by them pursuant to this Plan and subscriptions hereunder, together with simple interest, also in cash, on the amount of such refund computed from the respective dates of withholding, at the rate of 6% per annum.

     6. Payment of Purchase Price. Except to the extent provided in Sections 8, 9, 10, and 11, the dollar value of shares subscribed for under this Plan shall be paid in equal installments withheld from the subscribing employee's compensation (weekly or semi-monthly, as the case may be) during the period of 12 consecutive calendar months commencing after the applicable Grant Date.

     In the event of a change in an employee's payment schedule, an appropriate change shall be made in the schedule of installments to be withheld so that the portion of the purchase price not theretofore withheld will be withheld in equal installments over the remainder of such 12 month period. No amount shall be withheld or paid after the applicable Exercise Date.

     7. Issuance of Shares; Delivery of Stock Certificates. Shares covered by a subscription agreement entered into pursuant to this Plan shall, except to the extent set forth in Section 9(a) and Section 9(b), be deemed to have been issued and sold on the applicable Exercise Date. Prior to that time, no person shall have any rights as aholder of any shares covered by such a subscription agreement. No adjustment shall be made for dividends or other rights for which the record date is prior to that time except as provided in
Section 12(a). Promptly after the full purchase price shall have been so withheld or paid, the Company shall issue and deliver a stock certificate or certificates therefor. In the event the amount of accumulated payroll deductions is greater than the full purchase price of all shares covered by a subscription agreement, such excess shall be promptly returned in cash (without interest) to the subscribing employee.

     8. Right to Terminate Subscription or to Reduce Number of Shares Subscribed For. (a) Subject to the provisions of Section 4(a), each subscribing employee shall have the right, at any time before the full purchase price of all shares then covered by his subscription agreement shall have been withheld or paid, to terminate his subscription agreement or to reduce the dollar value of his periodic contributions covered by his subscription agreement by notice in writing delivered to the Company.

     (b) A subscribing employee who shall terminate his subscription agreement shall be entitled to request the prompt refund, in cash, of the full amount theretofore withheld from and paid by him pursuant to this Plan and such subscription agreement.

     (c) A subscribing employee who shall reduce the dollar value of his periodic contributions covered by his subscription agreement shall be entitled to receive the number of shares of Common Stock of the Company which can be purchased at the purchase price determined under Section 2.

     (d) A subscribing employee who shall terminate his subscription agreement or reduce the dollar value of his periodic contributions covered by his subscription agreement shall be entitled to participate in future subscriptions.

     9(a). Retirement. If a subscribing employee shall retire from the employ of the Company and be eligible at such time to commence, and actually commences, receiving early or normal retirement benefits from the Company's qualified defined benefit plan covering such employee (if no employer-sponsored qualified defined benefit plan covers the employee, then a qualified defined contribution plan), he shall have, during the period of three months following the date of termination (but in no event after the applicable Exercise Date), the right provided in Section 8(b), and if the Plan shall have been approved by the stockholders of the Company pursuant to Section 5 prior to the expiration of such three month period, the additional right to receive the number of whole shares which can be purchased at the purchase price on the Grant Date determined under Section
2(i) with the full amount theretofore withheld from and paid by him pursuant to this Plan and his subscription agreement, together with cash in an amount equal to any balance of the amount so withheld and paid (without interest on such cash). Such shares shall be delivered to the employee within a reasonable period of time after the employee has notified the Company of his election to exercise this right. Any such retired employee who shall not make a timely election to exercise the foregoing rights shall be deemed to have elected to receive cash in an amount equal to the full amount theretofore withheld pursuant to his subscription agreement.

     9(b). Death or Disability. In the event of the death or disability of a subscribing employee prior to an applicable Exercise Date, the disabled employee or the personal representative of the decedent, as the case may be, shall have the rights provided or referred to in Section 9(a). Any such disabled employee or personal representative who shall not make a timely election to exercise such rights shall be deemed to have elected to exercise the right to receive cash as described in Section 9(a). For purposes of this subsection (b), a subscribing employee shall be deemed "disabled" if the employee would be "disabled" pursuant to the standards set forth in the Georgia Gulf Corporation Salaried Long-Term Disability Plan whether or not he or she is covered under that plan.

     9(c). Termination of Employment Other Than by Reason of Retirement, Death or Disability. In the event of the voluntary or involuntary termination of employment with the Company of a subscribing employee other than by reason of retirement, death or disability prior to an applicable Exercise Date, the employee shall be entitled only to the prompt refund, in cash, of the full amount theretofore withheld from and paid by him pursuant to this Plan
(without interest on such cash).

     10.  Temporary Layoff and Authorized Leave of Absence.
(a) Installment payments shall be suspended during a period of inactive service due to temporary layoff or authorized leave of absence without pay. If the subscribing employee shall return to active service prior to an applicable Exercise Date, installment payments shall be commenced or resumed, and he shall be entitled to elect, within 10 days after return to active service but in no event after the applicable Exercise Date, either (i) to make up the deficiency in his account by an immediate lump sum cash payment equal to the aggregate of the installments which would have been withheld had he not been absent, or (ii) to have future installments uniformly increased (to the maximum possible extent) to adjust for such deficiency, or (iii) not to make up such deficiency and to reduce the dollar value of shares covered by his subscription agreement. An employee who does not make a timely election pursuant to this Section 10(a) shall be deemed to have elected the alternative described in clause (iii) hereof.

     (b) For the purpose of this Plan, a subscribing employee shall be deemed to be terminated from his or her employment with the Company if such layoff or leave of absence exceeds a period of 90 consecutive days and such employee does not have a guaranteed right to reemployment either by statute or contract, and, in such case, such employee shall have, effective as of the expiration of such 90-day period, only those rights provided in Section 9(c) hereof.

     11. Insufficiency of Pay to Permit Withholding of Installment. (a) If in any payroll period, for any reason other than temporary layoff or uthorized leave of absence without pay, a subscribing employee shall receive no pay or his pay shall be insufficient (after all other proper deductions) to permit withholding of his installment payment, the employee may make payment of such installment in cash when due.

     (b) In the event of any failure by a subscribing employee to make timely payment in cash of any installment which cannot be withheld because of the circumstances contemplated by Section 11(a), the Company shall mail a notice of deficiency to such employee at his last known business or home address.
If the employee does not make payment in cash of such deficiency within 10 days after the mailing of such notice, such employee shall forfeit his right to make cash payment of installments under Section 11(a).

     12. Definition of Common Stock; Effect of Certain Transactions. (a) The term "Common Stock" as used in this Plan refers to shares of the Common Stock of the Company as presently constituted and any shares of Common Stock which may be issued by the Company in exchange for or reclassification thereof. Except as otherwise specifically provided for under Section 12(b), the Board of Directors may make or provide for such adjustments in the purchase price per share and in the number or kind of shares of the Common Stock or other securities covered by outstanding subscription agreements as the Board of Directors in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Eligible Employees that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board of Directors, in its discretion, may provide in substitution for any or all rights under outstanding subscription agreements under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all rights so replaced, except that in no event shall the Board of Directors substitute such alternative consideration that would disqualify this Plan as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The Board of Directors may also make or provide for such adjustments in the number of shares specified in Section 2 as the Board of Directors in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 12(a).

     (b) Anything in this Plan or in any subscription agreement entered into pursuant hereto to the contrary notwithstanding (except as provided in Section
13), each subscribing employee shall have the right immediately prior to any merger or consolidation of which the Company is not to be the survivor, or the liquidation or dissolution of the Company, to elect (i) to receive the number of whole shares which can be purchased at the purchase price on the Grant Date determined under Section 2(i) under this Plan with the full amount theretofore withheld from or paid by him pursuant to this Plan and his subscription agreement, together with cash in an amount equal to any balance of the amount so withheld and paid (without interest on such cash),
(ii) to prepay in cash in a lump sum the unpaid balance of the purchase price covered by his subscription agreement or (iii) to receive a refund, in cash, of the full amount theretofore withheld, together with simple interest, also in cash, on the amount of such refund computed from the respective dates of withholding, at the rate of 6% per annum. The subscription agreement of any subscribing employee who shall not make such an election shall terminate upon such merger, consolidation, liquidation or dissolution and his rights shall be those provided in clause (i) of this Section 12(b), unless the surviving corporation in its absolute and uncontrolled discretion shall offer such subscribing employee the right to purchase its shares in substitution for his rights under such subscription and he shall accept such offer.

     13. Limitation on Right to Purchase. Anything in this Plan to the contrary notwithstanding, (i) no shares may be purchased under this Plan to the extent not permitted by Section 423(b)(8) of the Code, (ii) if at any time when any person is entitled to complete the purchase of any shares pursuant to this Plan, after taking into account such person's rights, if any, to purchase Common Stock of the Company under all other stock purchase plans of the Company, the result would be that during the then current calendar year, such person would have become entitled to purchase during such calendar year under this Plan and all such other plans a number of shares of Common Stock which would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares which such person shall be entitled to purchase pursuant to this Plan shall be reduced by the number which is one more than the number of shares which represents such excess, and (iii) if any person entitled to subscribe for shares hereunder would be deemed for the purposes of Section 423(b)(3) of the Code to own stock (including the maximum number of shares for which such person would be entitled to subscribe pursuant to the foregoing formula) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company which are issued and outstanding immediately after the applicable Grant Date, the maximum number of shares which such person shall be entitled to subscribe for on such Grant Date, pursuant to this Plan shall be reduced to that number which, when added to the number of shares of Common Stock of the Company which such person is so deemed to own (excluding the maximum number of shares for which such person would be entitled to subscribe pursuant to the foregoing formula), is one less than such 5%.

     14.  Non-Assignability; Personal Representative of Deceased Employees.
(a) None of the rights of an employee under this Plan or any subscription agreement entered into pursuant thereto shall be transferable by such employee otherwise than by will or the laws of descent and distribution and, during the lifetime of such employee, such rights shall be exercisable only by him. Any such attempted transfer not permitted by this Plan or by the subscription agreements shall be void, and the Company shall treat such transfer as cause for termination of the subscription agreements of the transferor and, if the transferee is then a participant in the Plan, the transferee. Notice of termination shall be effected as provided in paragraph 11(b), and the rights of such transferees and transferors shall be limited the right to the prompt refund, in cash, of the full amounts theretofore withheld and paid by them pursuant to this Plan and their subscription agreements.

     (b) References herein, other than in Section 3, hereof, to employees shall be deemed to include the personal representative of a deceased employee.

     15. Construction; Administration. All questions with respect to the construction and application of the Plan and subscription agreements entered into pursuant thereto and the administration of this Plan shall be settled by the determination of the Board of Directors of the Company or of one or more other persons designated by it, which determinations shall be final, binding and conclusive on the Company and all employees and other persons.

     16. Notice. Any election or other notice required to be given by a subscribing employee under this Plan shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to the place designated by the Company for delivery of the subscription agreement.
If an election is made which requires the payment of a sum of money, such sum shall accompany the written election.

     17. Amendment. The Plan may be amended by the Board of Directors in any way which shall not adversely affect the rights of employees under subscription agreements theretofore entered into pursuant hereto.